NEWS FOR IMMEDIATE RELEASE

October 21, 2008                                                                                  For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Results for the Third Quarter and Nine Months of 2008
Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the third quarter and year-to-date periods ended September 30, 2008.

Net income for the quarter ended September 30, 2008 was $11.5 million while diluted earnings per share were $0.43, as compared to $11.3 million or $0.42 per share for the second quarter of 2008.  Earnings per share for 2008 included the full effect of the issuance of additional shares of stock for the purchase of Oak Hill Financial, Inc. (“Oak Hill”).  The increase in net income over the second quarter was primarily due to enhanced revenue from non-interest income sources and related service charges on deposits.  The quarter also benefited from a decrease in the provision for taxes from the second quarter of 52.6%.

Net income increased 17.9% during the third quarter of 2008, as compared to the third quarter of 2007 due primarily to a 42.1% improvement in net interest income from higher earning assets due to the acquisition of Oak Hill and an increase in the net interest margin, which was partially offset by a $5.0 million increase in the provision for credit losses.  The margin improvements were due primarily to a decline in the cost of funds, while the increase in the provision for credit losses was primarily due to general economic conditions resulting in higher charge-offs and non-performing loans. The decrease in diluted earnings per share to $0.43 in the third quarter of 2008 as compared to $0.47 per share in the 2007 third quarter was also impacted by the additional shares issued for the acquisition of Oak Hill.

For the nine month period, net income was $32.3 million or $1.22 per share in 2008, while for the same 2007 period, net income was $34.0 million or $1.62 per share.  The net interest margin increased to 3.69% in the first nine months of 2008 as compared to 3.46% in the same 2007 period.  The margin increase and the overall increase in the balance sheet provided a 36.7% increase in net interest income.  These increases were offset by a higher provision for credit losses, which increased $12.9 million for the 2008 nine month period, compared to the same period in 2007.

“The net interest margin has improved over the last year primarily as a result of our liability strategies and the effects of the current interest rate environment,” said Mr. Limbert. “We continue to see an increase in total non-interest income due to changes in our customer markets and how they support our service charge structure as well as our other fee-based operations. Along with these improvements we continue to experience the effects of a challenging economic environment for the banking industry, which has significantly affected our loan loss

WesBanco Announces Results for the Third Quarter and Nine Months of 2008                                                                                                                                                                                                                                                              Page 2

provision.  We continue to implement our Oak Hill post merger integration efforts with continued success in 2008 and remain on track to realize our previously announced cost saving targets.”

Highlights for the third quarter and nine months ended September 30, 2008 include the following:

•
Net interest income decreased 0.9% from the second quarter of 2008 due to a 5 basis point decline in the net interest margin.  Since the third quarter of 2007 the net interest margin has increased thirty-two basis points to 3.70% in the third quarter of 2008.  This increase, combined with an increase in average earning assets of 27.7% from the acquisition of Oak Hill, resulted in a 42.1% increase in net interest income in the third quarter of 2008 compared to the same quarter in 2007.  The increase in the net interest margin was primarily due to an eighty-nine basis point decline in the cost of interest bearing liabilities.  This decrease in interest expense was due to the effect on WesBanco’s liability sensitive balance sheet of declining interest rates over the previous twelve months. The margin has also benefited from higher average non-interest bearing deposit balances.  Year-to-date, net interest income increased 36.7% due to the higher average balance sheet and a twenty-three basis point increase in the net interest margin to 3.69%.

•
In the third quarter non-interest income increased $0.2 million compared to the 2008 second quarter due to increases in service charges on deposits from greater use of fee-based services and increases in other income from higher ATM and debit card fees and gains on sale of loans.  Non-interest income in the 2008 third quarter increased by $2.6 million as compared to the third quarter of 2007 and $5.8 million in the year-to-date period primarily due to the acquisition of Oak Hill and related increases in service charges on deposits, higher ATM and debit card fees and increases in securities and insurance brokerage revenue.

•
The provision for credit losses in the third quarter of 2008 increased $0.7 million compared to the second quarter of 2008 and $5.0 million compared to the third quarter of 2007.  For the nine months ended September 30, 2008 the provision increased $12.9 million as compared to the same 2007 period.  This additional provision is a reflection of changing economic conditions adversely impacting our market areas which have caused charge-offs and non-performing loans to increase.  For the 2008 third quarter, net charge-offs were 0.55% of total loans as compared to 0.45% in the 2008 second quarter and 0.25% in the 2007 third quarter.  Net charge-offs were $4.9 million in the third quarter of 2008, and $12.6 million year to date.  Total year-to-date net charge-offs are comprised of 53.4% commercial, 14.4% residential and home equity and 32.2% consumer.  Non-performing loans increased in the third quarter 2008 as compared to the second quarter due primarily to two Ohio-based loans on commercial properties.  Non-performing loans as a percent of total loans were 0.96% at September 30, 2008, 0.82% at June 30, 2008 and 0.39% at September 30, 2007.  Loans past due 90 days or more and accruing decreased 19.3% in the third quarter of 2008 and were 0.34% of total loans, 0.42% for the second quarter of 2008 and 0.51% for the third quarter of 2007.  Delinquencies on loans past due 30 to 89 days were 0.97% at September 30, 2008, 1.34% at June 30, 2008 and 0.78% at September 30, 2007.  Credit deterioration, as measured by an increase in non-performing loans and net charge-offs, is mainly due to general economic conditions primarily in our metropolitan markets and certain borrower specific issues.  As a result of the year-to-date provision exceeding net charge offs by $4.9 million, the allowance for loan losses as a percent of total loans increased from 1.04% as of December 31, 2007 to 1.21% at September 30, 2008.  In addition, at September 30, 2008, $5.9 million of impaired loans acquired from Oak Hill are carried net of a credit valuation adjustment of $1.6 million.

WesBanco Announces Results for the Third Quarter and Nine Months of 2008                                                                                                                                                                                                                                                              Page 3

•
Non-interest expense for the 2008 third quarter increased $0.1 million, or 0.3% compared to the second quarter of 2008, and $8.5 million or 30.8% as compared to the same quarter in 2007.  These increases were primarily in salaries, benefits, facilities and other normal operating costs and were consistent with the 30.0% increase in assets from September 30, 2007 to September 30, 2008 due primarily to the Oak Hill acquisition.  Non-interest expense for the first nine months of 2008 increased $27.9 million or 34.4% compared with the same period in 2007, due primarily to the Oak Hill acquisition and the costs of operating two separate bank charters through April of 2008. Occupancy and equipment costs were also affected during the period by two new branch facilities opened in 2007 and recent technology and other equipment upgrades, which were partially offset by the sale of five branches and the closing of two additional branches during the second quarter of 2008.

•
The provision for income taxes decreased $1.2 million in the first nine months of 2008 compared to the same 2007 period due to a decrease in pre-tax income and a decrease in the effective tax rate.  For 2008 the effective tax rate decreased to 15.1% as compared to 16.9% in the first nine months of 2007 due primarily to a higher percentage of tax-exempt income to total income, the benefit of certain tax credits including New Market Tax Credits awarded to WesBanco Bank and other adjustments related to a reduction of certain tax reserves associated with uncertain tax positions.

•
Total investments declined $32.1 million or 3.6% from June 30, 2008 due primarily to principal repayments and scheduled maturities.  The portfolio is primarily comprised of agency mortgage-backed securities and rated, insured state and municipal securities. WesBanco has no exposure to government-sponsored enterprise preferred stocks and collateralized debt obligations, and only an immaterial amount of corporate debt securities and non-agency collateralized mortgage obligations. Total gross unrealized security losses within the portfolio were an immaterial 0.9% of total available for sale securities at September 30, 2008.

•
Total loans at September 30, 2008 decreased $37.5 million or 1.0% compared to June 30, 2008 primarily due to the continued focus on maintaining appropriate interest margins on new loans, continuing efforts to maintain or improve credit quality, reduced loan demand and the Bank’s strategy of reducing existing residential mortgage loans and selling most new residential mortgage loan originations.

•
Total deposits at September 30, 2008 decreased $131.9 million or 3.6% compared to June 30, 2008.  The decrease was primarily in certificates of deposit and money market accounts as WesBanco attempted to aggressively reduce its cost of funds and change its deposit mix in the current volatile interest rate environment.

•
At September 30, 2008, FHLB borrowings increased $83.3 million or 15.7% from June 30, 2008. The average cost of borrowings in the third quarter of 2008 was 3.94%, as compared to 4.30% for the same period in 2007, which reflects the current quarter impact of newly added mid-term, fixed rate advances. The Company continued to manage deposit rates, particularly in markets where larger banks are aggressively pursuing higher cost CD’s and MMDA’s, and used more reasonably priced borrowings as part of its strategy to control the net interest margin.

•
Tangible equity to tangible assets increased from 5.96% at December 31, 2007 to 6.48% at September 30, 2008.  No shares were repurchased during the first nine months of 2008.  A total of 584,325 shares remain under the current board-approved repurchase authorization.  The company continues to post strong and improving regulatory capital ratios of 8.81% tier I leverage capital ratio, 11.36% tier I risk-based capital ratio, and 12.51% total risk-based capital ratio.  WesBanco is currently examining specific provisions of the government capital purchase program, senior unsecured debt guarantee program and the FDIC insurance expansion to all non-interest bearing demand deposits since these programs are available to all healthy financial institutions.

WesBanco Announces Results for the Third Quarter and Nine Months of 2008                                                                                                                                                                                                                                                              Page 4

WesBanco is a multi-state bank holding company with total assets of approximately $5.1 billion, operating through 109 locations and 146 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Oak Hill, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Oak Hill may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco's 2007 Annual Report on Form 10-K and documents subsequently filed by WesBanco with the Securities and Exchange Commission, including WesBanco’s Form 10-Q as of June 30, 2008.  All forward-looking statements included in this news release are based on information available at the time of the release. WesBanco assumes no obligation to update any forward-looking statement.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 5

(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,			September 30,
Statement of income	2008	2007	% Change	2008	2007	% Change
Interest income	$ 68,675	$ 57,460	19.52%	$ 214,043	$ 172,465	24.11%
Interest expense	28,388	29,100	(2.45%)	94,353	84,926	11.10%
Net interest income	40,287	28,360	42.06%	119,690	87,539	36.73%
Provision for credit losses	6,457	1,448	345.93%	17,605	4,684	275.85%
Net interest income after provision for
credit losses	33,830	26,912	25.71%	102,085	82,855	23.21%
Non-interest income
Trust fees	3,639	3,941	(7.66%)	11,702	12,164	(3.80%)
Service charges on deposits	6,280	4,683	34.10%	17,903	12,997	37.75%
Net securities gains/(losses)	276	22	1154.55%	1,182	739	(59.95%)
Other income	4,775	3,763	26.89%	14,069	13,197	6.61%
Total non-interest income	14,970	12,409	20.64%	44,856	39,097	14.73%
Non-interest expense
Salaries and employee benefits	18,042	14,131	27.68%	54,832	41,824	31.10%
Net occupancy	2,511	2,002	25.42%	8,034	5,871	36.84%
Equipment	2,739	1,872	46.31%	8,185	5,658	44.66%
Amortization of intangible assets	950	589	61.29%	2,872	1,781	61.26%
Marketing expense	2,078	1,331	56.12%	4,458	3,367	32.40%
Merger and restructuring expenses	539	-	100.00%	3,244	-	100.00%
Other operating expenses	9,306	7,731	20.37%	27,270	22,512	21.14%
Total non-interest expense	36,165	27,656	30.77%	108,895	81,013	34.42%
Income before provision for income taxes	12,635	11,665	8.32%	38,046	40,939	(7.07%)
Provision for income taxes	1,126	1,902	(40.80%)	5,750	6,934	(17.08%)
Net income	$ 11,509	$ 9,763	17.88%	$ 32,296	$ 34,005	(5.03%)

Taxable equivalent net interest income	$ 42,220	$ 30,252	39.56%	$ 125,566	$ 93,391	34.45%

Per common share data
Net income per common share - basic (2)	$ 0.43	$ 0.47	(8.51%)	$ 1.22	$ 1.62	(24.69%)
Net income per common share - diluted (2)	$ 0.43	$ 0.47	(8.51%)	$ 1.22	$ 1.62	(24.69%)
Dividends declared	$ 0.28	$ 0.275	1.82%	$ 0.840	$ 0.825	1.82%
Book value (period end)				$ 22.04	$ 19.94	10.53%
Tangible book value (period end)				$ 11.91	$ 12.99	(8.33%)
Average shares outstanding - basic	26,550,318	20,711,866	28.19%	26,548,304	20,938,615	26.79%
Average shares outstanding - diluted	26,561,874	20,732,741	28.12%	26,558,421	20,979,492	26.59%
Period end shares outstanding				26,560,889	20,628,092	28.76%

Selected ratios
Return on average assets	0.88%	0.98%	(9.74%)	0.82%	1.14%	(27.74%)
Return on average equity	7.78%	9.51%	(18.21%)	7.34%	11.12%	(33.97%)
Yield on earning assets (1)	6.18%	6.61%	(6.51%)	6.46%	6.60%	(2.12%)
Cost of interest bearing liabilities	2.80%	3.69%	(24.12%)	3.07%	3.59%	(14.48%)
Net interest spread (1)	3.38%	2.92%	15.75%	3.39%	3.01%	12.62%
Net interest margin (1)	3.70%	3.38%	9.47%	3.69%	3.46%	6.65%
Efficiency (1)	63.24%	64.83%	(2.45%)	63.90%	61.15%	4.50%
Average loans to average deposits	101.25%	94.81%	6.79%	98.81%	95.46%	3.51%
Annualized net loan charge-offs/average loans	0.54%	0.25%	117.62%	0.46%	0.23%	99.92%
Effective income tax rate	8.91%	16.31%	(45.36%)	15.11%	16.94%	(10.78%)

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(2) Net income per common share is calculated separately for the quarter and the year-to-date periods. As a result, the sum of each quarterly per-share amount will not equal the year-to-date amount due to rounding.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 6
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	September 30,			December	September 30, 2008
Assets	2008	2007	% Change	2007	to Dec. 31, 2007
Cash and due from banks	$ 126,828	$ 73,666	72.17%	$ 130,219	(2.60)%
Fed Funds sold	-	-	-	276	(100.00)
Securities	867,414	734,285	18.13	937,084	(7.43)

Loans held for sale	5,165	4,849	6.52	39,717	(87.00)
Portfolio Loans:
Commercial and commercial real estate	2,173,073	1,540,958	41.02	2,188,216	(0.69)
Residential real estate	881,695	814,047	8.31	975,151	(9.58)
Consumer and home equity	543,152	437,595	24.12	557,182	(2.52)
Total portfolio loans	3,597,920	2,792,600	28.84	3,720,549	(3.30)
Allowance for loan losses	(43,480)	(31,647)	37.39	(38,543)	12.81
Net portfolio loans	3,554,440	2,760,953	28.74	3,682,006	(3.46)
Premises and equipment, net	95,033	68,518	38.70	94,143	0.95
Goodwill	254,494	137,258	85.41	257,199	(1.05)
Core deposit intangible, net	14,620	6,108	139.36	19,531	(25.14)
Other assets	231,943	174,956	32.57	224,151	3.48
Total Assets	$ 5,149,937	$ 3,960,593	30.03%	$ 5,384,326	(4.35)%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 489,309	$ 382,487	27.93%	$ 519,287	(5.77)%
Interest bearing demand deposits	442,478	355,940	24.31	416,470	6.24
Money market accounts	505,522	384,308	31.54	612,089	(17.41)
Savings deposits	429,502	403,411	6.47	440,358	(2.47)
Certificates of deposit	1,654,635	1,433,906	15.39	1,919,726	(13.81)
Total deposits	3,521,446	2,960,052	18.97	3,907,930	(9.89)
Federal Home Loan Bank borrowings	613,142	299,269	104.88	405,798	51.10
Short-term borrowings	271,084	160,770	68.62	329,515	(17.73)
Junior subordinated debt	111,089	87,638	26.76	111,024	0.06
Other liabilities	47,790	41,558	15.00	49,740	(3.92)
Shareholders' equity	585,386	411,306	42.32	580,319	0.87
Total Liabilities and Shareholders' Equity	$ 5,149,937	$ 3,960,593	30.03%	$ 5,384,326	(4.35)%

Average balance sheet and
net interest margin analysis	Three months ended September 30,				Nine months ended September 30,
	2008		2007		2008		2007
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Due from banks - interest bearing	$ 18,953	1.15%	$ 1,909	1.66%	$ 10,365	2.85%	$ 1,564	1.28%
Loans, net of unearned income	3,617,444	6.36%	2,810,376	6.86%	3,664,935	6.58%	2,835,752	6.85%
Securities:
Taxable	549,070	5.04%	395,117	5.00%	509,108	5.61%	398,598	4.95%
Tax-exempt	335,850	6.58%	324,992	6.65%	325,841	6.87%	333,297	6.69%
Total securities	884,920	5.63%	720,109	5.73%	834,949	6.10%	731,895	5.74%
Federal funds sold	598	2.01%	13,332	5.10%	13,575	2.65%	18,093	5.24%
Other earning assets (1)	32,357	3.91%	21,357	5.60%	30,060	3.77%	21,653	5.61%
Total earning assets	4,554,272	6.18%	3,567,083	6.61%	4,553,884	6.46%	3,608,957	6.60%
Other assets	621,838		383,317		682,845		386,024
Total Assets	$ 5,176,110		$ 3,950,400		$ 5,236,729		$ 3,994,981

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 432,706	0.82%	$ 346,302	1.32%	$ 429,623	1.27%	$ 349,151	1.30%
Money market accounts	518,629	1.66%	383,546	2.88%	466,035	1.92%	370,692	2.71%
Savings deposits	438,142	0.66%	411,628	1.32%	530,890	0.62%	426,374	1.35%
Certificates of deposit	1,679,159	3.62%	1,444,009	4.70%	1,786,016	4.06%	1,441,714	4.57%
Total interest bearing deposits	3,068,636	2.47%	2,585,485	3.44%	3,212,564	2.81%	2,587,931	3.33%
Federal Home Loan Bank borrowings	557,365	3.94%	281,235	4.30%	491,989	4.00%	319,294	4.06%
Short-term borrowings	302,842	2.75%	172,202	5.10%	293,645	3.12%	171,458	5.03%
Junior subordinated debt	111,073	6.07%	87,638	6.46%	111,051	6.39%	87,638	6.49%
Total interest bearing liabilities	4,039,916	2.80%	3,126,560	3.69%	4,109,249	3.07%	3,166,321	3.59%
Non-interest bearing demand deposits	504,232		378,768		496,537		382,658
Other liabilities	43,345		37,655		43,375		37,286
Shareholders' equity	588,617		407,417		587,568		408,716

Total Liabilities and Shareholders' Equity	$ 5,176,110		$ 3,950,400		$ 5,236,729		$ 3,994,981

Taxable equivalent net interest spread		3.38%		2.92%		3.39%		3.01%
Taxable equivalent net interest margin		3.70%		3.38%		3.69%		3.46%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7

(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	Sept. 30,	June 30,	Mar 31,	Dec. 31,	Sept. 30,
Statement of income	2008	2008	2008	2007	2007
Interest income	$ 68,675	$ 70,588	$ 74,693	$ 63,928	$ 57,460
Interest expense	28,388	29,929	36,105	32,154	29,100
Net interest income	40,287	40,659	38,588	31,774	28,360
Provision for credit losses	6,457	5,723	5,425	3,832	1,448
Net interest income after provision for
credit losses	33,830	34,936	33,163	27,942	26,912
Non-interest income
Trust fees	3,639	3,939	4,124	4,048	3,941
Service charges on deposits	6,280	6,020	5,586	5,348	4,683
Net securities gains	276	400	505	204	22
Other income	4,775	4,432	4,890	4,242	3,763
Total non-interest income	14,970	14,791	15,105	13,842	12,409
Non-interest expense
Salaries and employee benefits	18,042	18,223	18,601	15,577	14,131
Net occupancy	2,511	2,435	2,967	2,098	2,002
Equipment	2,739	2,862	2,383	1,998	1,872
Core deposit intangibles	950	908	1,013	704	589
Marketing expense	2,078	1,211	1,170	1,115	1,331
Merger and restructuring expenses	539	1,656	1,047	635	-
Other operating expenses	9,306	8,775	9,333	7,906	7,731
Total non-interest expense	36,165	36,070	36,514	30,033	27,656
Income before provision for income taxes	12,635	13,657	11,754	11,751	11,665
Provision for income taxes	1,126	2,373	2,251	1,087	1,902
Net income	$ 11,509	$ 11,284	$ 9,503	$ 10,664	$ 9,763

Taxable equivalent net interest income	$ 42,220	$ 42,557	$ 40,634	$ 33,752	$ 30,252

Per common share data
Net income per common share - basic (2)	$ 0.43	$ 0.42	$ 0.36	$ 0.47	$ 0.47
Net income per common share - diluted (2)	$ 0.43	$ 0.42	$ 0.36	$ 0.47	$ 0.47
Dividends declared	$ 0.28	$ 0.28	$ 0.28	$ 0.275	$ 0.275
Book value (period end)	$ 22.04	$ 21.98	$ 22.15	$ 21.86	$ 19.94
Tangible book value (period end)	$ 11.91	$ 11.79	$ 11.81	$ 11.44	$ 12.99
Average shares outstanding - basic	26,550,318	26,547,498	26,547,073	22,544,167	20,711,866
Average shares outstanding - diluted	26,561,874	26,553,724	26,556,614	22,551,781	20,732,741
Period end shares outstanding	26,560,889	26,547,697	26,547,073	26,547,073	20,628,092
Full time equivalent employees	1,519	1,539	1,566	1,562	1,177

Selected ratios
Return on average assets	0.88%	0.87%	0.72%	0.96%	0.98%
Return on average equity	7.78%	7.67%	6.55%	9.09%	9.51%
Yield on earning assets (1)	6.18%	6.42%	6.58%	6.63%	6.61%
Cost of interest bearing liabilities	2.80%	2.97%	3.45%	3.65%	3.69%
Net interest spread (1)	3.38%	3.45%	3.13%	2.98%	2.92%
Net interest margin (1)	3.70%	3.75%	3.48%	3.40%	3.38%
Efficiency (1)	63.24%	62.99%	65.46%	63.10%	64.83%
Average loans to average deposits	101.25%	98.52%	96.74%	94.79%	94.81%
Trust Assets, market value at period end	$ 2,732,514	$ 2,921,768	$ 2,951,052	$ 3,084,145	$ 3,129,179

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(2) Net income per common share is calculated separately for the quarter and the year-to-date periods. As a result, the sum of each quarterly per-share amount will not equal the year-to-date amount due to rounding.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 8

(unaudited, dollars in thousands)
Quarter Ended
Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
Asset quality data	2008	2008	2008	2007	2007
Non-performing assets:
Non-accrual loans	$ 34,384	$ 29,660	$ 26,530	$ 19,857	$ 10,859
Renegotiated loans	-	-	-	-	-
Total non-performing loans	34,384	29,660	26,530	19,857	10,859
Other real estate and repossessed assets	2,800	2,751	3,457	3,998	3,483
Total non-performing loans and assets	$ 37,184	$ 32,411	$ 29,987	$ 23,855	$ 14,342
Loans past due 90 days or more	$ 12,274	$ 15,213	$ 14,000	$ 11,546	$ 7,544

Non-performing assets/total assets	0.72%	0.61%	0.57%	0.44%	0.36%
Non-performing assets/total loans, other real
estate and repossessed assets	1.03%	0.89%	0.82%	0.64%	0.51%
Non-performing loans/total loans	0.96%	0.82%	0.72%	0.54%	0.39%
Non-performing loans and loans past due 90
days or more/total loans	1.30%	1.23%	1.11%	0.85%	0.66%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	1.36%	1.29%	1.19%	0.95%	0.77%

Allowance for loan losses
Allowance for loan losses	$ 43,480	$ 41,852	$ 40,234	$ 38,543	$ 31,647
Provision for loan losses	6,549	5,700	5,275	3,807	1,500
Net loan charge-offs	4,947	4,087	3,582	3,316	1,781
Annualized net loan charge-offs /average loans	0.55%	0.45%	0.39%	0.41%	0.25%
Allowance for loan losses/total loans	1.21%	1.15%	1.10%	1.04%	1.13%
Allowance for loan losses/non-performing loans	1.26	x	1.41	x	1.52	x	1.94	x	2.91	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	0.93	x	0.93	x	0.99	x	1.23	x	1.72	x

Quarter Ended
Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
2008	2008	2008	2007	2007
Capital ratios
Tier I leverage capital	8.81%	8.63%	7.87%	9.90%	9.38%
Tier I risk-based capital	11.36%	11.17%	10.90%	10.43%	12.10%
Total risk-based capital	12.51%	12.28%	11.96%	11.41%	13.18%
Shareholders' equity to assets	11.37%	11.34%	10.96%	10.35%	10.31%
Tangible equity to tangible assets (1)	6.48%	6.29%	6.23%	5.96%	7.02%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on period end balances.